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EXHIBIT 3.1

RESTATED ARTICLES OF INCORPORATION

OF

MEDICALCV, INC.
(F/K/A C V DYNAMICS, INC.)

        The following restated Articles of Incorporation of MedicalCV, Inc. were duly approved by the board of directors and the shareholders of said corporation pursuant to Chapter 302A, Minnesota Statutes.

ARTICLE 1

        NAME:    The name of this Corporation shall be MedicalCV, Inc.

ARTICLE 2

        REGISTERED OFFICE:    The address of the Corporation's registered office in the State of Minnesota is 9605 West Jefferson Trail, Inver Grove Heights, Minnesota 55077.

ARTICLE 3

        AUTHORIZED SHARES:    The total authorized shares of all classes which the Corporation shall have authority to issue is 100,000,000, consisting of: 5,000,000 shares of preferred stock of the par value of one cent ($0.01) per share (hereinafter the "preferred stock"); and 95,000,000 shares of common stock of the par value of one cent ($0.01) per share (hereinafter the "common stock").

        3.1    Shares of preferred stock of the Corporation may be issued from time to time in one or more series, each of which series shall have such designation or title and such number of shares shall be fixed by the Board of Directors prior to the issuance of any shares hereof. Each such series of preferred stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative participating, optional or other special rights and such qualifications, limitations or restrictions, as shall be stated and expressed in the resolution or resolutions of the Board of Directors providing for the issue of such series of preferred stock pursuant to the authority hereby expressly vested in such board to the full extent permitted by the Act. The Board of Directors is further authorized to increase or decrease (but not below the number of shares then outstanding) the number of shares of any series of preferred stock subsequent to the issuance of shares of that series.

        3.2    Except as provided in the resolution or resolutions of the Board of Directors creating any series of preferred stock, the shares of common stock and the shares of no par common stock shall have the exclusive right to vote together, without regard to class, on a noncumulative basis, for the election and removal of directors and for all other purposes. Each holder of shares of common stock and each holder of shares of no par common stock shall be entitled to one vote for each share held.

        3.3    The Board of Directors shall have the authority to issue shares of a class or series, shares of which may then be outstanding, to holders of shares of another class or series to effectuate share dividends, splits, or conversion of its outstanding shares.

        3.4    The Board of Directors is authorized to accept and reject subscriptions for and to dispose of authorized shares of the Corporation, including the granting of stock options, warrants and other rights to purchase shares, without action by the shareholders and upon such terms and conditions as may be deemed advisable by the Board of Directors in the exercise of its discretion, except as otherwise limited by the Act, as amended.

        3.5    The Board of Directors is authorized to issue, sell or otherwise dispose of bonds, debentures, certificates of indebtedness and other securities, including those convertible into shares of stock, without action by the shareholders and for such consideration and upon such terms and conditions as may be deemed advisable by the Board of Directors in the exercise of its discretion, except as otherwise limited by the Act, as amended.

ARTICLE 4

        CERTAIN SHAREHOLDER RIGHTS:    Shareholders shall have no preemptive rights to purchase, subscribe for or otherwise acquire any new or additional securities of the Corporation. No shareholder shall be entitled to any cumulative voting rights.

ARTICLE 5

        WRITTEN ACTION BY BOARD:    An action required or permitted to be taken by the Board of Directors of this Corporation may be taken by written action signed by the number of directors that would be required to take the same action at a meeting of the Board at which all directors are present except as to those matters which require shareholder approval, in which case the written action must be signed by all members of the Board of Directors.

ARTICLE 6

        NONLIABILITY OF DIRECTORS FOR CERTAIN ACTIONS:    To the full extent permitted by the Minnesota Business Corporation Act, Minnesota Statutes, Chapter 302A, as it exists on the date hereof or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

        I certify that I am authorized to execute Restated Articles of Incorporation and further certify that by signing this document I am subject to the penalties of perjury as set forth in Minnesota Statutes, Section 609.48 as if I had signed this document under oath.

        IN WITNESS WHEREOF, I have hereunto set my hand this 14th day of August, 2001.

/s/ BLAIR P. MOWERY Blair P. Mowery President and Chief Executive Officer

2

MEDICALCV, INC.

CERTIFICATE OF DESIGNATION OF RIGHTS AND PREFERENCES
OF
5% SERIES A CONVERTIBLE PREFERRED STOCK

        MedicalCV, Inc., a Minnesota corporation (the "Corporation"), does hereby certify that pursuant to authority vested in it by the provisions of the Restated Articles of Incorporation of the Corporation, the Board of Directors of the Corporation at a meeting held on March 21, 2005, did adopt the following resolution authorizing the creation and issuance of a series of preferred stock designated as 5% Series A Convertible Preferred Stock:

        RESOLVED, that pursuant to authority expressly granted to the Board of this Corporation by the provisions of the Restated Articles of Incorporation of the Corporation, the Board hereby creates and authorizes the issuance of a series of shares of preferred stock, consisting of 19,000 shares of 5% Series A Convertible Preferred Stock, par value $0.01 per share, of the Corporation (such series being hereinafter called "this Series" or the "Preferred Stock") and hereby fixes, in addition to restrictions stated in the Restated Articles of Incorporation of the Corporation, the designation and number of shares of this Series and the voting, dividend, liquidation preference, redemption, conversion right and other rights, preferences and restrictions with respect to the 5% Series A Convertible Preferred Stock.

        1.    Designation, Amount and Par Value.    The series of preferred stock shall be designated the 5% Series A Convertible Preferred Stock (the "Preferred Stock") and the number of shares so designated shall be 19,000. Each share of Preferred Stock shall have a par value of $0.01 per share and a stated value equal to the sum of $1,000 plus all accumulated and unpaid dividends to the date of determination (the "Stated Value").

        2.    Definitions.    As used in this Certificate of Designation, the following terms shall have the meanings set forth in this Section 2:

          "Bankruptcy Event" means any of the following events: (a) the Company or any Subsidiary thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Subsidiary thereof; (b) there is commenced against the Company or any Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Company or any Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or any Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Company or any Subsidiary thereof makes a general assignment for the benefit of creditors; (f) the Company or any Subsidiary thereof fails to pay, or states that it is unable to pay or is unable to pay, its debts generally as they become due; (g) the Company or any Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (h) the Company or any Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

          "Bloomberg" means Bloomberg L.P. (or any successor providing the service of reporting share prices).

          "Change of Control Transaction" means the occurrence of any of the following in one or a series of related transactions: (i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) under the Exchange Act) of more than one-half of the voting rights or equity interests in the Company; (ii) a replacement of more than one-half of the members of the Company's board of directors in a single election of directors that is not approved by those individuals who are members of the board of directors on the date immediately preceding such replacement (or other directors previously approved by such individuals); (iii) a Fundamental Transaction, a merger or consolidation of the Company or any Subsidiary or a sale of more than one-half of the assets of the Company in one or a series of related transactions, unless following such transaction or series of transactions, the holders of the Company's securities prior to the first such transaction continue to hold at least one-half of the voting rights and equity interests in the surviving entity or acquirer of such assets; (iv) a recapitalization, reorganization or other transaction involving the Company or any Subsidiary that constitutes or results in a transfer of more than one-half of the voting rights or equity interests in the Company, unless following such transaction or series of transactions, the holders of the Company's securities prior to the first such transaction continue to hold at least one-half of the voting rights and equity interests in the surviving entity or acquirer of such assets; (v) consummation of a "Rule 13e-3 transaction" as defined in Rule 13e-3 under the Exchange Act with respect to the Company, or (vi) the execution by the Company or its controlling shareholders of an agreement providing for or reasonably likely to result in any of the foregoing events.

          "Closing Price" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market (other than the OTC Bulletin Board), the closing sale price per share of the Common Stock for such date (or the nearest preceding date) on the primary Trading Market (other than the OTC Bulletin Board) on which the Common Stock is then listed or quoted; (b) if prices for the Common Stock are then quoted on the OTC Bulletin Board, the closing sale price per share of the Common Stock for such date (or the nearest preceding date) so quoted; (c) if prices for the Common Stock are then reported in the "Pink Sheets" published by the Pink Sheets LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent sale price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by Holders holding a majority of the shares of Preferred Stock then outstanding.

          "Commission" means the Securities and Exchange Commission.

          "Common Stock" means the Company's common stock, par value $.01 per share, and stock of any other class into which such shares may be reclassified or changed.

          "Common Stock Equivalents" means any securities of the Company or any Subsidiary which entitle the holder thereof to acquire Common Stock at any time, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable or exercisable for, or otherwise entitles the holder thereof to receive, Common Stock or other securities that entitle the holder to receive, directly or indirectly, Common Stock.

          "Conversion Date" is the date specified in a Conversion Notice to effect conversions of Preferred Stock under Section 6(a)(i), which date may not be prior to the date the applicable Holder delivers such Conversion Notice. If no Conversion Date is specified in a Conversion Notice, then the Conversion Date for such notice shall be the date that such notice is deemed first delivered hereunder.

          "Conversion Price" means $0.50 (subject to adjustment in accordance with Section 6(g)).

          "Conversion Ratio" means, at any time, a fraction, the numerator of which is Stated Value subject to conversion and the denominator of which is the Conversion Price at such time.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Equity Conditions Are Satisfied" means, with respect to a specified issuance of Common Stock, that each of the following conditions is satisfied: (i) the number of authorized but unissued and otherwise unreserved shares of Common Stock is sufficient for such issuance; (ii) such shares of Common Stock are registered for resale by the Holders pursuant to an effective registration statement, and the prospectus thereunder is available for use by the Holders to sell such shares, or all such shares are freely transferable by the Holders without volume restrictions pursuant to Rule 144(k) under the Securities Act, as determined by counsel to the Company pursuant to a written opinion letter addressed and in form and substance reasonably acceptable to the Holders holding a majority of the shares of Preferred Stock then outstanding and the transfer agent for the Common Stock; (iii)(a) the Company shall have complied in all material respects, and not be in default with its obligations under the Transaction Documents, (b) the Common Stock shall at all times be listed or quoted (and is not suspended from trading) on a Trading Market, and (b) if required under the rules or regulation of such Trading Market, such shares of Common Stock are approved for listing on Trading Market upon issuance; (iv) such issuance would be permitted in full without violating Section 6(a)(iii) or the rules or regulations of the Trading Market on which such shares are listed or quoted; (v) no Bankruptcy Event has occurred; and (vi) no public announcement of a pending or proposed Change of Control Transaction has occurred that has not been abandoned, terminated or consummated.

          "Fundamental Transaction" any (i) merger or consolidation of the Company with or into another Person, (ii) any sale of all or substantially all of its assets in one or a series or related transactions in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property.

          "Holder" means a holder of one or more shares of Preferred Stock.

          "Junior Securities" means the Common Stock and all other equity securities and Common Stock Equivalents of the Company, including any existing or hereinafter created class of preferred stock of the Company.

          "Liquidation" means for any Person, any liquidation, dissolution or winding-up of such Person, whether voluntary or involuntary, by operation or law or otherwise.

          "Original Issue Date" means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

          "Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

          "Purchase Agreement" means the Securities Purchase Agreement, dated as of March 31, 2005, to which the Company and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

          "Registration Rights Agreement" means the Registration Rights Agreement, dated as of March 31, 2005, to which the Company and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

          "Registration Statement" means a registration statement meeting the requirements of the Registration Rights Agreement and covering the resale of all Underlying Shares by the Holders, who shall be named as "selling shareholders" thereunder.

          "Required Holders" means one or more Holders representing greater than 50% of the aggregate principal amount of all Shares then outstanding.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Strategic Transaction" means a transaction or relationship in which (1) the Company issues shares of Common Stock to a Person which the Board of Directors of the Company determined in good faith is, itself or through its Subsidiaries, an operating company in a business synergistic with the business of the Company and (2) the Company expects to receive benefits in addition to the investment of funds, but shall not include (x) a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to a Person whose primary business is investing in securities or (y) issuances to lenders or suppliers.

          "Subsidiary" means any "significant subsidiary" as defined in Rule 1-02(w) of the Regulation S-X promulgated by the Commission under the Exchange Act.

          "Trading Day" means (i) a day on which the Common Stock is traded on a Trading Market (other than the OTC Bulletin Board), or (ii) if the Common Stock is not listed on a Trading Market (other than the OTC Bulletin Board), a day on which the Common Stock is traded or quoted in the over the counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not quoted on a Trading Market, a day on which the Common Stock is quoted in the over the counter market as reported by the Pink Sheets, LLC (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean a Business Day.

          "Trading Market" means whichever of the New York Stock Exchange, the American Stock Exchange, the NASDAQ National Market, the NASDAQ SmallCap Market or the OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

          "Transaction Documents" shall have the meaning set forth in the Purchase Agreement.

          "Underlying Shares" means, collectively, the shares of Common Stock issuable upon conversion of the Preferred Stock.

          "VWAP" means, with respect to any date of determination, the daily volume weighted average price (as reported by Bloomberg using the VAP function) of the Common Stock on such date of determination, or if there is no such price on such date of determination, then the daily volume weighted average price on the date nearest preceding such date.

          "Warrants" shall have the meaning set forth in the Purchase Agreement.

        3.    Dividends.

          (a)   Each Holder of record as of the record date for the respective Dividend Payment Date (as hereinafter defined) shall be entitled to receive, out of funds legally available therefor, and the Company shall pay, cumulative dividends on the Preferred Stock at the rate per share (as a percentage of the Stated Value per share) of 5% per annum, payable quarterly in arrears within four days of March 31, June 30, September 30 and December 31, respectively, except if such date is not a Trading Day, in which case such dividend shall be payable on the next succeeding Trading Day (each, a "Dividend Payment Date"). If a Holder has converted or sold all or a portion of its Preferred Stock prior to a Dividend Payment Date, then its dividend shall be prorated as to such converted or sold portion to provide that Holder will be paid for the period during which it held such Preferred Stock. Dividends on each share of Preferred Stock shall be calculated on the basis of a 360 day year, shall accumulate daily commencing on the Original Issue Date (regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such shares of Preferred Stock), and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends.

          (b)   The Company will pay dividends in cash or, subject to the conditions and limitations set forth below, may add the amount of such dividends to the Stated Value of the Preferred Stock of the Holder entitled to such dividends. The Company must deliver written notice to each Holder indicating the manner in which it intends to pay dividends at least five (5) Trading Days prior to each Dividend Payment Date, but may indicate in any such notice that the election contained therein shall continue for subsequent Dividend Payment Dates until revised. The Company must make the same election as to all Holders for any particular Dividend Payment Date. Failure to timely provide such written notice shall be deemed an election by the Company to pay such dividends in cash. The Company may not pay dividends by adding to Stated Value unless during the entire period between the date of the Company's notice of election under this Section (or, if the Company shall have issued a standing election under this Section that has not been modified, the applicable Dividend Payment Date) and the Dividend Payment Date at issue, the Equity Conditions Are Satisfied with respect to all Underlying Shares (including the additional shares issuable upon conversion of the additional Stated Value at question). If the Company is required to but fails for any reason to timely pay dividends in cash, any Holder may (but shall not be required to) treat such dividends as if it had been added to the Stated Value. Any dividends to be paid in cash hereunder that are not paid by the date such dividends are due and not added to the Stated Value shall continue to accumulate and shall entail a late fee, which must be paid in cash, at the rate of 10% per annum or the lesser rate permitted by applicable law (such fees to accrue daily, from the date such dividend is due hereunder through and including the date of payment).

        4.    Certain Protective Rights.

        For so long as at least 25% of the shares of Preferred Stock are outstanding, neither the Company nor any Subsidiary shall, without the affirmative vote of the Holders of at least a majority of the shares of Preferred Stock then outstanding:

              (i)  alter or change the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation;

             (ii)  authorize or create (by reclassification or otherwise) any class of equity security or Common Stock Equivalent ranking as to dividends or distribution of assets upon a Liquidation senior to or pari passu with the Preferred Stock;

            (iii)  redeem, purchase or otherwise acquire directly or indirectly any securities of the Company;

            (iv)  directly or indirectly pay or declare any dividend or make any distribution (other than dividends due and paid in the ordinary course on preferred stock of the Company at such times when the Company is in compliance with its payment obligations to the Preferred Stock) upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or securities pari passu with the Preferred Stock;

             (v)  enter into any agreement with respect to a Change of Control Transaction unless on the date of such agreement all of the Equity Conditions Are Satisfied with respect to all of the Underlying Shares then issuable on account of all outstanding shares of Preferred Stock; provided, however that if the Company violates the terms of this Section 4(v), or the Company is in default with respect to its obligations under the Transaction Documents, then in additional to all other rights of the Holders contained herein, each Holder shall have the right to require the Company to redeem all or a portion of such Holder's Preferred Stock at a price per share equal to 110% of the Stated Value plus any accrued but unpaid dividends, payable in immediately available funds within three Trading Days of receipt by the Company of a notice by such Holder setting forth its intention to exercise such right;

            (vi)  amend or waive any provision in its Articles of Incorporation in a manner adverse to the Preferred Stock; or

           (vii)  enter into any agreement with respect to the foregoing clauses.

        5.    Liquidation.    Upon any Liquidation, the Holders shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Stated Value per share before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts to all Holders, then the entire assets to be distributed to the Holders shall be distributed among the Holders ratably in accordance with the respective Stated Values represented by the Preferred Stock then held by them. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder. A Change of Control Transaction shall not constitute a Liquidation.

        6.    Conversion.

          (a)   (i)    Conversion at Option of a Holder.    Each share of Preferred Stock shall be convertible into Underlying Shares at the Conversion Ratio, at the option of the applicable Holder, at any time and from time to time from and after the Original Issue Date. A Holder shall effect conversions under this Section 6(a)(i) by delivering the Company with a written notice in the form attached hereto as Exhibit A (a "Conversion Notice"), together with a schedule in the form of Schedule 1 attached hereto (the "Conversion Schedule").

            (ii)    Conversion at Option of the Company.    Subject to the provisions of this Section 6(b)(ii), if (A) following the second anniversary of the Original Issue Date: (i) the VWAP of the Common Stock for each of 20 consecutive Trading Days (the "Company Conversion Condition Period") is greater than $1.50 (subject to adjustment pursuant to Section 6(g)), (ii) the daily trading volume of the Common Stock on the Trading Market (as reported by Bloomberg) is at least 40,000 shares (subject to equitable adjustment for intervening stock splits and similar events) for each Trading Day comprising the Company Conversion Condition Period, and (iii) all of the Equity Conditions Are Satisfied during the entire Company Conversion Condition Period, or (B) the Company closes an underwritten public offering of its Common Stock at a price per share of at least $4.00 (subject to adjustment pursuant to Section 6(g)) and receives therefor gross proceeds of not less than $15,000,000; then the Company may require the conversion in full of all (but not less than all) of the outstanding shares of Preferred Stock on the third Trading Day following delivery to the Holders of a written notice (a "Company Conversion Notice" and the date on which the last Holder receives such Company Conversion Notice, the "Company Conversion Date"); provided, that (1) in all such cases, All Equity Conditions Are Satisfied must be satisfied on the date of the Company Conversion Notice (in the case of a conversion under (A) above) or from the date of the closing of the underwritten public offering (in the case of a conversion under (B) above) through and including the third Trading Day following the Company Conversion Date, (2) any Company Conversion Notice under (B) above must be delivered within three Trading Days following the date of the closing of the underwritten public offering, or any such Company Conversion Notice shall be null and void. The Company and each Holder agree that, if and to the extent Section 6(a)(iii) would restrict the ability of a Holder to convert the full outstanding Stated Value of its shares of Preferred Stock in the event of a delivery of a Company Conversion Notice, then notwithstanding anything to the contrary set forth in the Company Conversion Notice, the Company Conversion Notice as to such Holder shall be deemed automatically amended to apply only to such portion of the Stated Value as may be converted by such Holder by the Company Conversion Date in accordance with such Sections as are then in effect. A Holder will promptly (and, in any event, prior to the

    Company Conversion Date) notify the Company in writing following receipt of a Company Conversion Notice if 6(a)(iii) would restrict its conversion of Stated Value, specifying therein the Stated Value so restricted. The Company covenants and agrees that it will honor all Conversion Notices tendered through 5:30 p.m. (New York City time) on the Company Conversion Date.

            (iii)    Certain Conversion Restrictions.    Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by a Holder upon any conversion of Preferred Stock shall be limited to the extent necessary to insure that, following such conversion, the total number of shares of Common Stock then beneficially owned by such Holder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder's for purposes of Section 13(d) of the Exchange Act, does not exceed 9.999% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. This provision shall not restrict the number of shares of Common Stock which a Holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a Fundamental Transaction as contemplated herein. This restriction may not be waived. This provision shall not apply to either PKM Properties, LLC or Paul K. Miller or their respective successors, personal representatives and assigns.

          (b)    Mechanics of Conversion

              (i)  The number of Underlying Shares issuable upon any conversion hereunder shall equal the Stated Value of Preferred Stock to be converted, divided by the Conversion Price.

             (ii)  To effect conversions hereunder, a Holder shall not be required to physically surrender certificates representing the shares of Preferred Stock being converted unless all shares of Preferred Stock represented by such certificate are being converted, in which event, such Holder shall deliver such certificate promptly to the Company (it being understood that such delivery is not a condition precedent to the Company's obligations to deliver Underlying Shares upon such conversion).

          (c)   On any Conversion Date the Company shall promptly (but in no event later than three Trading Days after such Conversion Date), and on the Company Conversion Date the Company shall, issue and deliver to the applicable Holder, a certificate for the Underlying Shares issuable in such conversion, which, unless otherwise required by the Purchase Agreement, shall be free of restrictive legends. If a Holder is converting less than all of the Stated Value represented by a Preferred Stock certificate, or if a conversion hereunder may not be effected in full due to the application of Section 6(a)(iii), the Company shall honor such conversion to the extent permissible hereunder and shall promptly deliver to such Holder a Conversion Schedule indicating the Stated Value which has not been converted.

          (d)   If by the third Trading Day after a Conversion Date or Company Conversion Date the Company fails to deliver the required number of Underlying Shares in the manner required pursuant to Section 6(c), then the applicable Holder will have the right to rescind such conversion.

          (e)   If by the third Trading Day after a Conversion Date or Company Conversion Date the Company fails to deliver the required number of Underlying Shares in the manner required pursuant to Section 6(c), and if after such third Trading Day and prior to the receipt of such Underlying Shares, the applicable Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Underlying

  Shares which such Holder anticipated receiving upon such conversion (a "Buy In"), then the Company shall (1) pay in cash to such Holder the amount by which (x) such Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of Underlying Shares that the Company was required to deliver to the Holder in connection with the conversion at issue by (B) the Closing Price on the Conversion Date or Company Conversion Date (as the case may be) and (2) at the option of such Holder, either reinstate the number of shares of Preferred Stock for which such conversion was not honored or deliver to such Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its conversion and delivery obligations hereunder. Such Holder shall provide the Company written notice indicating the amounts payable to such Holder in respect of the Buy In.

          (f)    The Company's obligations to issue and deliver Underlying Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to such Holder in connection with the issuance of Underlying Shares. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company's failure to timely deliver certificates representing shares of Common Stock upon conversions of Preferred Stock as required pursuant to the terms hereof.

          (g)    Adjustments to Conversion Price.    The Conversion Price in effect on any Conversion Date or Company Conversion Date shall be subject to adjustments in accordance with this Section 6(g):

            (i)    Stock Dividends and Splits.    If the Company, at any time while shares of Preferred Stock are outstanding: (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

            (ii)    Subsequent Equity Sales.    If the Company or any Subsidiary thereof, as applicable with respect to Common Stock Equivalents, at any time while shares of Preferred Stock are outstanding, shall issue any Common Stock or any Common Stock Equivalents entitling any Person to acquire shares of Common Stock at a price per share less than the Conversion Price (if the holder of the Common Stock or Common Stock Equivalent so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights issued in connection with such issuance, be entitled to receive shares of Common Stock at a price less than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price), then the Conversion Price shall be automatically adjusted to the lowest conversion, exchange or purchase price for such Common Stock or Common Stock Equivalents (including any reset provisions thereof) at issue. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. The Company shall notify the Holders in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalent subject to this section, indicating therein the applicable issuance price, or of applicable reset price, exchange price, conversion price and other pricing terms.

          For purposes of this subsection 6(g)(ii), the following subsections (l) to (7) shall also be applicable:

              (1)    Issuance of Rights or Options.    In case at any time the Company shall in any manner grant (directly and not by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called "Options" and such convertible or exchangeable stock or securities being called "Convertible Securities") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus (y) the aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus (z), in the case of such Options which relate to Convertible Securities, the aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price. Except as otherwise provided in subsection 6(g)(ii)(3), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

              (2)    Issuance of Convertible Securities.    In case the Company shall in any manner issue (directly and not by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus (y) the aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (ii) the total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price, provided that (a) except as otherwise provided in subsection 6(g)(ii)(3), no adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities and (b) no further adjustment of the Conversion Price shall be made by reason of the issue or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been made pursuant to the other provisions of Section 6(g)(ii).

              (3)    Change in Option Price or Conversion Rate.    Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subsection 6(g)(ii)(l), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subsections 6(g)(ii)(l) or 6(g)(ii)(2), or the rate at which Convertible Securities referred to in subsections 6(g)(ii)(l) or 6(g)(ii)(2) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. On the termination of any Option for which any adjustment was made pursuant to this subsection 6(g)(ii) or any right to convert or exchange Convertible Securities for which any adjustment was made pursuant to this subsection 6(g)(ii) (including without limitation upon the redemption or purchase for consideration of such Convertible Securities by the Company), the Conversion Price then in effect hereunder shall forthwith be changed to the Conversion Price which would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

              (4)    Stock Dividends.    Subject to the provisions of this Section 6(g)(ii), in case the Company shall declare a dividend or make any other distribution upon any stock of the Company (other than the Common Stock) payable in Common Stock, Options or Convertible Securities, then any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

              (5)    Consideration for Stock.    In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the gross amount received by the Company therefor, provided that all deductions therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith shall not exceed 10% of the aggregate consideration received. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Company, after deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith as long as such expenses, commissions or concessions do not exceed 10% in the aggregate. In case any Options shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Company. If Common Stock, Options or Convertible Securities shall be issued or sold by the Company and, in connection therewith, other Options or Convertible Securities (the "Additional Rights") are issued, then the consideration received or deemed to be received by the Company shall be reduced by the fair market value of the Additional Rights (as determined using the Black-Scholes option pricing model or another method mutually agreed to by the Company and the Holder). The Board of Directors of the Company shall respond promptly, in writing, to an inquiry by the Holders as to the fair market value of the Additional Rights. In the event that the Board of Directors of the Company and the Required Holders are unable to agree upon the fair market value of the Additional Rights, the Company and the Required Holders shall jointly select an appraiser, who is experienced in such matters. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne evenly by the Company and the Holders.

              (6)    Record Date.    In case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

              (7)   No adjustment will be made under this Section 6(g)(ii) as a result of: (i) the issuance of securities upon the exercise or conversion of any Common Stock or Common Stock Equivalents issued by the Company prior to the date hereof (but will apply to any amendments, modifications and reissuances thereof), (ii) the grant of options, warrants or other Common Stock Equivalents under any duly authorized Company stock option, restricted stock plan or stock purchase plan whether now existing or hereafter approved by the Compensation Committee of the Company's Board of Directors in the future (but not as to any amendments or other modifications to the amount of Common Stock issuable thereunder, the terms set forth therein, or the exercise price set forth therein) and the issuance of Common Stock in respect thereof, (iii) Securities issuable to Investors pursuant to the Transaction Documents, (iv) the issuance of up to an aggregate of 1,680,000 shares of Common Stock underlying warrants issued to J. Giordano or Tower Finance Ltd. as compensation in connection with the transaction contemplated by the Transaction Documents, (v) the issuance of an aggregate of 10,000,000 shares of Common Stock or Common Stock Equivalents in connection with Strategic Transactions of which up to 3,000,000 shares (subject to equitable adjustment for intervening stock splits and similar events) of Common Stock or Common Stock Equivalents may be issued in connection with Strategic Transactions not approved by the Company's shareholders, (vi) up to an aggregate of 1,000,000 shares (subject to equitable adjustment for intervening stock splits and similar events) of Common Stock or Common Stock Equivalents issued to the Company's primary landlord in connection with a restructuring of the Company's headquarters' lease, or (vii) the issuance of up to an aggregate of 8,171,000 shares of Common Stock pursuant to options that may be issued to members of the Company's management.

            (iii)    Fundamental Transactions.    If, at any time while shares of Preferred Stock are outstanding the Company engages in a Fundamental Transaction, then each Holder shall have the right thereafter to receive, upon conversion of shares of such Holder's Preferred Stock, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Underlying Shares then issuable upon conversion of all of such Holder's shares of Preferred Stock (the "Alternate Consideration"). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then each Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of such Holder's Preferred Stock following such Fundamental Transaction. At each Holder's option and request, any successor to the Company or surviving entity in such Fundamental Transaction shall, either (1) issue to such Holder shares of preferred stock having rights, privileges and preferences substantially similar to the rights, privileges and preferences of the Preferred Stock and consistent with the foregoing provisions and evidencing such Holder's right to receive the Alternate Consideration for the Conversion Price upon conversion thereof, or (2) purchase the Preferred Stock from such Holder for a purchase price, payable in cash within five Trading Days after such request (or, if later, on the effective date of the Fundamental Transaction), equal to the sum of (1) the greater of (A) the Stated Value of the Preferred Stock held by such Holder and (B) the Stated Value of the Preferred Stock divided by the Conversion Price on the Trading Day immediately preceding (x) the date of prior to such Fundamental Transaction or (y) the date the amount set forth in this section is paid in full, whichever is less, multiplied by the Closing Price on (x) the date of the Fundamental Transaction or (y) the date the amount set forth in this section is paid in full, whichever is greater and (2) all then accrued and unpaid dividends, liquidated damages and other amounts owing in respect of such Preferred Stock. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph and insuring that the Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

            (iv)    Calculations.    All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

            (v)    Notice of Adjustments.    Upon the occurrence of each adjustment pursuant to the terms hereof, the Company at its expense will promptly compute such adjustment in accordance with the terms hereof and prepare a certificate setting forth such adjustment, including a statement of the Conversion Price and adjusted number or type of Underlying Shares or other securities issuable upon conversion of a share of Preferred Stock (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to each Holder and to the Company's Transfer Agent.

            (vi)    Reclassifications; Share Exchanges.    In case of any reclassification of the Common Stock, or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property (other than compulsory share exchanges which constitute Change of Control Transactions), each Holder of the Preferred Stock then outstanding shall have the right thereafter to convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification or share exchange, and such Holders shall be entitled upon such event to receive such amount of securities, cash or property as a holder of the number of shares of Common Stock of the Company into which such shares of Preferred Stock could have been converted immediately prior to such reclassification or share exchange would have been entitled. This provision shall similarly apply to successive reclassifications or share exchanges.

          (h)   The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of Common Stock as shall be issuable upon the conversion of all outstanding shares of Preferred Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized and issued and be fully paid and nonassessable.

          (i)    Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Closing Price on the applicable Conversion Date or Company Conversion Date. If any fraction of an Underlying Share would, except for the provisions of this Section, be issuable upon a conversion hereunder, the Company shall pay an amount in cash equal to the Conversion Price multiplied by such fraction.

          (j)    The issuance of certificates for Common Stock on conversion of Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Preferred Stock so converted.

        7.    Miscellaneous.

          (a)    Notice of Corporate Events.    If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any Subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits shareholder approval for any Fundamental Transaction or Change of Control Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Holders a notice describing the material terms and conditions of such transaction, at least 10 calendar days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all steps reasonably necessary in order to insure that the Holder is given the practical opportunity to convert its Preferred Stock prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

          (b)    Cancellation of Preferred Stock.    Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and may not be reissued.

          (c)    Notices.    Any and all notices or other communications or deliveries to be provided by the Holders, including, without limitation, any Holder Conversion Notice, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the attention of the Chief Financial Officer of the Company addressed at 9725 South Robert Trail, Inver Grove Heights, Minnesota 55077, Facsimile No.: (651) 452-4948, or to such other address or facsimile number as shall be specified in writing by the Company for such purpose. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (New York City time)(with confirmation of transmission), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date (with confirmation of transmission), (iii) upon receipt, if sent by a nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

EXHIBIT A
MEDICALCV, INC.
CONVERSION NOTICE
5% Series A Convertible Preferred Stock

        The undersigned Holder hereby elects to convert the Stated Value of the Preferred Stock indicated below, into shares of Common Stock of the above referenced issuer as of the date written below. If shares are to be issued in the name of a Person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any. All terms used in this notice shall have the meanings set forth in the Certificate of Designation governing the rights and privileges of the Preferred Stock.

        By its delivery of this Conversion Notice, the undersigned represents and warrants to the Company that in giving effect to the conversion evidenced hereby the Holder will not beneficially own in excess of the number of shares of Common Stock (determined in accordance with Section 13(d) of the Securities Exchange Act of 1934) permitted to be owned under Section 6(a)(iii) of the Certificate of Designation to which this notice relates.

Conversion calculations:	Date to Effect Conversion

Number of shares of Preferred Stock to be Converted

Stated Value of shares of Preferred Stock to be Converted

Number of shares of Preferred Stock and Stated Value remaining after Conversion

Number of shares of Common Stock to be Issued

Conversion Price

Signature

Name

Address

Schedule 1
MEDICALCV, INC.
CONVERSION NOTICE
5% Series A Convertible Preferred Stock
CONVERSION SCHEDULE

        This Conversion Schedule reflects conversions made under the above-referenced Preferred Stock:

Dated:

Date of Conversion	Shares and Stated Value subject to Conversion Notice	Shares and Stated Value remaining after Conversion	Conversion Price	Shares of Common Stock to be Issued

        IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation of Rights and Preferences on behalf of the Corporation as of the 30th day of March, 2005.

MEDICALCV, INC.

By:	/s/ MARC P. FLORES Marc P. Flores
Its:	Chief Executive Officer

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RESTATED ARTICLES OF INCORPORATION OF MEDICALCV, INC. (F/K/A C V DYNAMICS, INC.)
MEDICALCV, INC. CERTIFICATE OF DESIGNATION OF RIGHTS AND PREFERENCES OF 5% SERIES A CONVERTIBLE PREFERRED STOCK